Exhibit 99.1
For Release 1 p.m. PDT
Aug. 6, 2009
Trubion Pharmaceuticals, Inc. Reports Second Quarter and First Half 2009 Financial Results
SEATTLE, Aug. 6, 2009 — Trubion Pharmaceuticals, Inc. (NASDAQ: TRBN) today announced financial results for its second quarter and six months ended June 30, 2009.
Second Quarter and Six Months 2009 Financial Results
Revenue for the second quarter and six months ended June 30, 2009, was $4.1 million and $8.3 million, respectively, compared with $4.5 million and $8.4 million, respectively, in 2008. Revenue was earned through the company’s strategic collaboration with Wyeth Pharmaceuticals.
Of the $8.3 million in revenue Trubion recognized during the first half of 2009, $5.9 million was for collaborative research funding and $2.4 million reflected amortization of the $40 million upfront fee received from Wyeth in January 2006. This is compared with revenue of $8.4 million recognized in the first half of 2008, which was composed of $5.5 million for collaborative research funding and $2.9 million for amortization of the $40 million upfront fee.
On June 22, 2009, Wyeth exercised its option to extend the research portion of its strategic collaboration for an additional one-year period. Under the terms of the extension, Wyeth will pay Trubion approximately $3.4 million in exchange for research services through Dec. 22, 2010.
Total operating expenses for the second quarter and first half of 2009 were $10.7 million and $25.9 million, respectively, compared with $11.4 million and $21.9 million in 2008.
Net loss for the second quarter and six months ended June 30, 2009 was $6.7 million, or $0.37 per diluted common share, and $17.7 million, or $0.99 per diluted common share, respectively. This is compared with a net loss of $6.6 million, or $0.37 per diluted common share, and $12.6 million, or $0.71 per diluted common share, in 2008.
Trubion had $37.5 million in cash, cash equivalents and investments as of June 30, 2009, compared with $44 million as of March 31, 2009.
“We are pleased with the advancement of our partnered and proprietary product candidates in the first half of 2009. Data from our ongoing maintenance therapy studies with TRU-015 in rheumatoid arthritis continue to demonstrate sustained and robust clinical responses with a convenient single-dose regimen given every six months,” said Peter Thompson, M.D., FACP, president, chief executive officer and chairman of Trubion. “We look forward to the results later this year of our second Phase 2b regimen-finding study (2203) after observation of enhanced ACR responses following the first course of re-treatment in the Phase 2b 15002 study. Wyeth’s decision to extend the research portion of our collaboration agreement is further endorsement of our technology and we look forward to continuing to advance TRU-015, SBI-087 and the other novel therapeutics currently under joint development.”
Dr. Thompson added, “In addition, results from a single-agent study of our proprietary CD37-directed SMIP™ therapeutic, TRU-016, reported at ASCO showed promising activity in a heavily pre-treated patient population that included a substantial portion of patients with molecular markers known to be predictive of resistance to other therapies. We are also pleased by our continued progress in the development of our multispecific SCORPION™ technology, both for targeting cell-surface molecules like CD79b and HLA-DR, as well simultaneously neutralizing soluble ligands like TNF and IL-6.”
Recent milestones
•	Trubion announced positive preliminary data from a Phase 1 / 2 study of its proprietary candidate, TRU-016, for the treatment of chronic lymphocytic leukemia (CLL). Data show promise that TRU-016 is safe and effective in reducing tumor lymphocyte blood counts and induced a reduction in lymph node and spleen size and/or an improvement in the production of red blood cells and platelets. Data were presented at the 2009 American Society of Clinical Oncology (ASCO) Annual Meeting.

•	Also at ASCO, Trubion presented preclinical data demonstrating that TRU-016 is synergistic in combination with established therapies such as rituximab, and that the product candidate has a unique mechanism of action compared with other therapies that mediate apoptosis in CLL cells.

•	Trubion presented data from the re-treatment portion of a Phase 2b study (15002) of TRU-015 for rheumatoid arthritis (RA) at EULAR. Data demonstrate that TRU-015 is well-tolerated and improves the signs and symptoms of RA as measured by American College of Rheumatology (ACR) rates. The Phase 2b trial is designed to evaluate the safety, tolerability, pharmacodynamics, pharmacokinetics and clinical activity of repeat doses of TRU-015. Trubion announced preliminary results from this study in Q4 2008.

•	Trubion discussed preliminary data regarding its SCORPION multispecific therapeutic technology at the Annual Meeting of the American Association of Cancer Research (AACR). Data show the selectivity and high potency of the CD79BxDR SCORPION molecule, including its differentiation from monospecific approaches and its potential for B-cell depletion, particularly in diseases refractory to CD20-targeted therapies.
2009 Financial Guidance
Trubion’s current 2009 financial guidance includes the following:
•	Anticipated 2009 revenues of approximately $15 million to $20 million earned through the company’s Wyeth collaboration; and,

•	Anticipated 2009 operating cash requirements of approximately $30 million to $35 million.
This guidance does not include any additional cash receipts associated with potential new partnerships.
Conference Call Details
Trubion will host a conference call and webcast to discuss its second quarter and six months ended 2009 financial results and provide an update on business activities. The call will be held Aug. 6 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com, or by calling 877-440-5785 or 719-325-4854. A replay of the discussion will be available beginning 8 p.m. Eastern Time from Trubion’s website or by calling 888-203-1112 or 719-457-0820 and entering 9291496. The telephone replay will be available until midnight, Aug. 13, 2009.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The Company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the Company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1 / 2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the Company is also developing its multi-specific SCORPION technology, both for targeting cell-surface molecules like CD79b and HLA-DR, as well simultaneously neutralizing soluble ligands like TNF and IL-6. More information is available in the investors section of Trubion’s website: http://investors.trubion.com/index.cfm.
Forward-Looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the potential development and commercialization of Company product candidates and those related to the Company’s future financial guidance. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the Company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risks that the Company is unable to develop or commercialize its product candidates, the risk that the Company does not achieve the financial results that it expects and such other risks as identified in the Company’s quarterly report on Form 10-Q for the period ended June 30, 2009, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
TRBN-E
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com
(Tables Follow)

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenue	$4,119	$4,468	$8,331	$8,431

Operating expenses:
Research and development	8,098	8,390	20,177	15,905
General and administrative	2,621	3,025	5,731	5,998

Total operating expenses	10,719	11,415	25,908	21,903

Loss from operations	(6,600)	(6,947)	(17,577)	(13,472)
Interest income	36	480	154	1,215
Interest expense	(138)	(165)	(278)	(343)

Net loss	$(6,702)	$(6,632)	$(17,701)	$(12,600)

Basic and diluted net loss per share	$(0.37)	$(0.37)	$(0.99)	$(0.71)

Shares used in computation of basic and diluted net loss per share	18,023	17,851	17,961	17,841

	June 30,	December 31,
	2009	2008
Balance Sheet Data:
Cash and cash equivalents	$31,888	$29,969
Investments	5,586	22,928
Total assets	48,917	67,290
Deferred revenue	17,056	19,493
Total stockholders’ equity	15,831	31,468